Registration Nos. 333-222074

333-235713

333-253497

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-222074

FORM S-3 REGISTRATION STATEMENT NO. 333-235713

FORM S-3 REGISTRATION STATEMENT NO. 333-253497

UNDER

THE SECURITIES ACT OF 1933

TriState Capital Holdings, Inc.

(Macaroon Two LLC, as successor by merger to TriState Capital Holdings, Inc.)

(Exact name of registrant as specified in charter)

Pennsylvania	20-4929029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Oxford Centre

301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

(412) 304-0304

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul M. Shoukry

Chief Financial Officer and Treasurer

880 Carillon Parkway

St. Petersburg, Florida 33716

(727) 567-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan N. Santelli, Esq.

General Counsel

880 Carillon Parkway

St. Petersburg, Florida 33716

(727) 567-1000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to (i) the Registration Statement on Form S-3, File No. 333-222074, filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2017, (ii) the Registration Statement on Form S-3, File No. 333-235713, filed with the SEC on December 26, 2019 and (iii) the Registration Statement on Form S-3, File No. 333-253497, filed with the SEC on February 25, 2021, as amended by the Pre-Effective Amendment No. 1, filed with the SEC on May 18, 2021 (collectively, the “Registration Statements”), in each case by TriState Capital Holdings, Inc., a Pennsylvania corporation (“TriState Capital”).

On June 1, 2022, pursuant to the Agreement and Plan of Merger, dated October 20, 2021 (the “Merger Agreement”), among Raymond James Financial, Inc., Macaroon One LLC, Macaroon Two LLC and TriState Capital, Macaroon One LLC and TriState Capital merged, with TriState Capital as the surviving entity, and immediately following such merger Macaroon Two LLC and TriState Capital merged (the “Mergers”), with Macaroon Two LLC as the surviving entity.

In connection with the Mergers, TriState Capital is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, TriState Capital hereby amends the Registration Statements by deregistering all shares that remain unsold or unissued under the Registration Statements.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in TriState Capital’s Form 8-K filed with the SEC on October 27, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 27th day of June, 2022.

MACAROON TWO LLC, as successor by merger to TriState Capital Holdings, Inc.

By: Raymond James Financial, Inc., its sole member

By:	/s/ Jonathan N. Santelli
Jonathan N. Santelli
Executive Vice President, General Counsel and Secretary